AMENDMENT

THIS AMENDMENT (the “Amendment”) is made and entered into as of November 9, 2006, by and among Paperclip Software, Inc., a corporation organized under the laws of Delaware, with its principal place of business located at One University Plaza Suite 214, Hackensack, NJ 07601 (“PCLP"); American Sunrise International, Inc., a Delaware Corporation with its principal place of business located at 18 Kimberly Court, East Hanover, New Jersey 07936 ("ASI”), Jilin Dongsheng Weiye Science and Technology Co., Ltd. (“Dongsheng”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of ASI, with its principal place of business located at 0-800 Jifong Highway, Jiangnan Blvd., Jilin, Jilin Province, PRC, and the ASI shareholders listed on Schedule 3.2 attached hereto and made a part hereof (“ASI Shareholders”) (collectively, ASI, Dongsheng and the ASI Shareholders shall be known as the “ASI Group”).

W I T N E S S E T H :

WHEREAS, the parties hereto (the “Parties”) entered into a Stock Purchase and Share Exchange Agreement dated November 6, 2006 (the “Agreement”); and

WHEREAS, the ASI Group has requested that amendments be made to the Agreement to accommodate a closing on November 8, 2006; and

WHEREAS, PCLP has agrees to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT

1. Amendment to Section 1.2. Section 1.2 shall be deleted and replaced with the following:

Section 1.2 Capitalization. The authorized capitalization of PCLP consists of 30,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 3,649,543 shares are designated as Series A Preferred Stock. As of the date hereof, PCLP has 8,196,523 common shares issued and outstanding, and 3,649,543 Series A Preferred Stock shares issued and outstanding. No other shares of preferred stock are issued and outstanding.

All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. PCLP has no securities, warrants or options authorized or issued, except for those disclosed in it’s the PCLP SEC Documents as defined in Section 1.15.

2.  Amendment to Section 1.4(c). Section 1.4(c) shall be deleted and replaced with the following:

(c) Prior to or within 30 days after the closing (the “Settlement Date”), PCLP shall satisfy all outstanding liabilities, debts, expenses and unpaid taxes.

3.  Amendment to Section 1.9. Section 1.9 shall be deleted and replaced with the following:

Section 1.9 Contracts. PCLP covenants and agrees that by the Settlement Date:

(a) There will be no material contracts, agreements, leases, franchises, license agreements, or other commitments relating to PCLP’s pre-closing business to which PCLP is a party or by which it or any of its properties are bound, which have not been assigned to, or assumed by, another party;

(b) PCLP will not be a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award relating to its pre-closing business which materially and adversely affects, or in the future may (as far as PCLP can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of PCLP; and

(c) With respect to its pre-closing business, PCLP will not be a party to any material oral or written: (I) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $500; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $500 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment involving payments by it for more than $1,000 in the aggregate.

4. Amendment to Section 3,2. Section 3.2 shall be deleted and replaced with the following:

Section 3.2 Issuance of PCLP Shares. In exchange for 100% of the ASI common shares tendered pursuant to Section 3.1, and in consideration for a cash payment of $280,000 and costs and fees of the transaction to be paid by the Strategic Alliance Fund (“SAF”), PCLP shall issue to the ASI Shareholders set forth on Schedule 3.2 shares of PCLP’s common stock, par value $.01 per share, and shall authorize the creation and issuance of Series B Convertible Preferred Stock, par value $.01 per share, of which each share shall convert into 500 shares of PCLP’s common stock, which together shall constitute an aggregate of 98.7% of PCLP’s issued and outstanding fully diluted common stock after the transaction is closed, a Certificate of Designations, Preferences and Rights for the Series B Convertible Preferred Stock is filed and such stock is issued pursuant to this Agreement. Such shares shall be restricted in accordance with Rule 144 of the 1933 Securities Act.

5.  Amendment to Section 3,6. Section 3.6 shall be deleted and replaced with the following:

Section 3.6 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on the date and at the time agreed upon by the Parties.

6.  Amendment to Section 3,8. Section 3.8 shall be deleted and replaced with the following:

Section 3.8 Directors of PCLP After Acquisition. Upon the Closing, William Weiss, D. Michael Bridges, and Michael Suleski shall deliver to PCLP resignations from the Board of Directors of PCLP which are effective on a date that is 10 calendar days after PCLP mails an Information Statement prepared pursuant to Rule 14f-1 relating to this Agreement and Aidong Yu, Huizhu Xie and Dekui Wang shall be appointed to the Board of Directors of PCLP. Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

7.  Deletion of Section 6.5.  Section 6.5 of the Agreement shall be deleted in its entirety.

8.  Amendment to Section 6,6. Section 6.6 shall be deleted and replaced with the following:

Section 6.6 Conversion and Cancellation of Series A Preferred Stock Designation. Until the Settlement Date, William Weiss shall use his reasonable best efforts to cause the as many of the holders as possible of the 3,649,543 shares of Series A Preferred Stock, par value $.01 per share, to convert their shares into shares of common stock with the written consent of ASI.

9.  Amendment to Section 6,7. Section 6.7 shall be deleted and replaced with the following:

Section 6.7 Cancellation of Outstanding Options, Warrants, Rights, Etc. Until the Settlement Date, William Weiss shall use his reasonable best efforts to cause the holders of all outstanding stock options, rights or commitments to issue shares of PCLP common or preferred stock, warrants and convertible notes, to cancel or exchange such instruments for PCLP common stock with the written consent of ASI.

ARTICLE II

MISCELLANEOUS

1. Amendments.  The terms and provisions set forth in this Amendment shall modify and supercede all inconsistent terms and provisions set forth in the Agreement. The parties agree that the Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with its terms.

2.  Survival of Representations and Warranties.  All representations and warranties made in the Agreement shall survive the execution and delivery of this Amendment.

3.  Headings. The section headings contained in this Amendment are for purposes of convenience only, and shall in no way bear upon the construction or interpretation of this Amendment.

4.  Entire Agreement. The Agreement, as amended hereby, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

5.  Modification and Waiver. This Amendment may not be modified or amended except by an instrument or instruments in writing signed by the parties hereto. No waiver of any of the provisions of this Amendment shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar. No waiver shall be binding unless executed in writing by the party making the waiver.

6.  Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.  Severability. The provisions of this Amendment are severable, and the invalidity of any provision shall not affect the validity of any other provisions.

8.  Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.  Governing Law. This Amendment, its validity, interpretation and performance shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered by their duly authorized representatives.

ATTEST:	PAPERCLIP SOFTWARE, INC.

______________________________	By:	______________________________
	Name:	William Weiss
	Title:	Chief Executive Officer
Principal Financial Officer

AMERICAN SUNRISE INTERNATIONAL, INC.

By:	______________________________
Name:	Huakang Zhou
Title:	President

JILIN DONGSHENG WEIYE SCIENCE AND TECHNOLOGY CO.

By:	______________________________
Name:	AIDONG YU
Title:	Chairman

 ASI SHAREHOLDERS:

WARNER TECHNOLOGY & INVESTMENT CORP.

By:	______________________________
Name:	HUAKANG ZHOU
Title:	President

AMERICAN UNION SECURITIES, INC.

By:	______________________________
Name:	JOHN LEO
Title:	President

STRATEGIC ALLIANCE FUND, LP

By:	______________________________
Name:	STEVEN DRESNER
Title:	General Partner

By:	______________________________
Name:	HUAKANG ZHOU

By:	______________________________
Name:	SHANYU JIN

By:	______________________________
Name:	YUFENG HU

By:	______________________________
Name:	XIAOJIN WANG

By:	______________________________
Name:	JOHN LEO

By:	______________________________
Name:	DEHOU WANG